UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2007

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

Today, Marvell Technology Group Ltd. (“Marvell”) announced a plan to reduce operating expenses and help meet financial targets with a worldwide reduction in force of approximately 400 employees, or approximately 7% of Marvell’s total workforce. Marvell expects to incur a restructuring charge in connection with the plan of up to $8 million in the fourth quarter of fiscal 2008 related to severance and other expenses. The workforce reduction will affect all functions of Marvell’s global workforce, and in particular positions based in the United States and Israel, and to a lesser degree, other international locations. The plan is expected to be completed in the fourth quarter of fiscal 2008.

Safe Harbor Statement

This Item 2.05 contains forward-looking statements, including those regarding the expected restructuring charges, expected reduction in operating expenses and anticipated timing of the above plan. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the risks that Marvell may incur charges and cash expenditures in connection with the Plan that are higher than anticipated or in other fiscal periods than anticipated, the Plan will not strengthen Marvell’s profitability, Marvell will not achieve anticipated cost savings due to increased expenses in other areas of its business, and the other risks described under the caption “Risk Factors” and elsewhere in Marvell’s SEC filings. Marvell undertakes no obligation to revise or update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2007

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Michael Rashkin
Michael Rashkin
Interim Chief Financial Officer